Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. increases dividend by 30%

and declares a Cdn$0.13 per share dividend

OAKVILLE, ONTARIO, (February 25th, 2010): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has approved a higher long-term targeted annual dividend payout range of 30% to 35% of prior year, normalized annual net earnings. The Company will focus initially on the lower end of the range. The previous targeted payout range was 20% to 25% of prior year, normalized annual net earnings. Coinciding with this change, the Board has approved a 30% increase in the quarterly dividend to Cdn$0.13 per common share, the third increase since the Company went public.

The Board has declared a dividend at the new payout rate of Cdn$0.13 per common share, payable on March 23 rd, 2010 to shareholders of record as of March 8th, 2010.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The payment of dividends and the targeted payout range remain at the discretion of the Board of Directors.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 3rd, 2010, Tim Hortons had 3,578 systemwide restaurants, including 3,015 in Canada and 563 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186, or investor_relations@timhortons.com